Exhibit 10.54

BLUE COAT SYSTEMS, INC.

PACKETEER, INC.

1999 STOCK INCENTIVE PLAN

(AS ASSUMED BY BLUE COAT SYSTEMS, INC. ON JUNE 6, 2008)

RESTRICTED STOCK AGREEMENT

(US EMPLOYEES)

Grant	On the terms and conditions set forth in the Notice of Restricted Stock Award and this Restricted Stock Agreement (“Agreement”), the Company hereby grants to you the number of Shares set forth in the Notice of Restricted Stock Award. Terms not defined in this Agreement shall have the meaning set forth in the Packeteer 1999 Stock Incentive Plan, as amended and restated on December 12, 2007, incorporated herein by reference.

Payment for Shares	No payment is required for the Shares that you are receiving, except for satisfying any withholding taxes that may be due as a result of the grant of this award, the vesting of the Shares or the transfer of the Shares.

Vesting	The Shares will vest and become non-forfeitable, as shown in the Notice of Restricted Stock Award. No additional Shares vest after your service as an Employee or consultant of the Company or a parent, subsidiary or affiliate of the Company (“Service”) has terminated for any reason.

Corporate Transaction	In the event of a Corporate Transaction, then the vesting of the Shares will not automatically accelerate unless this award is, in connection with the Corporate Transaction, not to be assumed by the successor corporation (or its parent) or to be replaced with a comparable award for shares of the capital stock of the successor corporation (or its parent). The determination of award comparability will be made by the Primary Committee, and its determination will be final, binding and conclusive.

Involuntary Termination After a Corporate Transaction

If in connection with a Corporate Transaction the award is assumed by the successor corporation (or its parent) and you experience an Involuntary Termination within eighteen months following such Corporate Transaction, the vesting of the Shares will automatically accelerate so that this award will, immediately before the effective date of the Involuntary Termination, become fully vested for all of the Shares at the time subject to this award.

Involuntary Termination shall have the meaning set forth in the Plan.

Forfeiture	If your Service terminates for any reason, then this award will automatically terminate (and the Shares shall be forfeited) with respect to any Shares that (a) have not vested before your termination date and (b) do not vest as a result of the termination. You will receive no payment for any Shares that are forfeited under this Agreement. The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.

Stock Certificates	The certificates for Shares that have not vested may be held in escrow by the Company.

Restrictions on Delivery	The Company reserves the right to restrict, in whole or in part, the delivery of vested shares pursuant to your award prior to the satisfaction of all legal requirements relating to the issuance of such shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

Voting Rights	You may vote your Shares even before they vest until or unless such Shares are forfeited.

Withholding Taxes	No stock certificates will be released to you unless you have made arrangements, acceptable to the Company, to pay any and all withholding taxes that may be due as a result of (a) the grant of this award, (b) the vesting of the Shares or (c) the transfer of the Shares to you. With the Company’s consent, these arrangements may include (i) withholding Shares of Company stock granted hereunder with a Fair Market Value equal to or less than the minimum amount of taxes the Company is required to withhold, (ii) surrendering shares that you previously acquired or (iii) the payment of withholding taxes from the proceeds of the sale of Shares through a Company-approved broker. The Fair Market Value of the shares you surrender, determined as of the date taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. The Company reserves the right to withhold Shares pursuant to clause (i) or to withhold from any other amounts due to you from the Company if you have not satisfied your tax withholding obligations.

Restrictions on Resale	Unvested Shares may not be transferred by you, and the Company may take such action as it deems appropriate to enforce the foregoing. You agree not to sell any vested shares when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply during your Service and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	None of the Notice of Restricted Stock Award, this Agreement, or your award gives you the right to be retained by the Company or a parent, subsidiary or affiliate of the Company in any capacity. The Company and any parent, subsidiary or affiliate of the Company reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Shares that have not been transferred to you and remain subject to this award may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Company’s Finance Department.

This Agreement, together with the Notice of Restricted Stock Award and the Plan, constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

By your electronic signature, you agree to all of the terms and conditions described above and in the Packeteer, Inc. 1999 Stock Incentive Plan.

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